FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Chairman & Chief Executive Officer
646-378-2973	323-224-3900

Response Genetics, Inc. Announces Proposed Underwritten Public Offering

LOS ANGELES, December 12, 2013 — Response Genetics, Inc. (Nasdaq: RGDX) (the “Company”), a company focused on the development and sale of molecular diagnostic tests that help determine a patient’s response to cancer therapy, announced today it intends to offer and sell registered shares of its common stock in an underwritten public offering. The Company expects to use the net proceeds of the offering for working capital and general corporate purposes.

National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB: NHLD), is serving as the sole underwriter of the offering.

The securities described above are being offered by the Company pursuant to an effective shelf registration statement, including a base prospectus, filed with the Securities and Exchange Commission (the “SEC”) on Form S-3 (File No. 333-171266) on December 17, 2010, as amended. A preliminary prospectus supplement related to the offering has been filed with the SEC and is available on the SEC's website located at http://www.sec.gov. Copies of the preliminary prospectus supplement and the accompanying base prospectus may be obtained by contacting the underwriter at the following address:

National Securities Corporation

410 Park Avenue, 14th Floor

New York, NY 10022

Attn: Kim Addarich

Telephone: (212)-417-8164

Email: prospectusrequest@nationalsecurities.com

A final prospectus supplement describing the terms of the offering will be filed with the SEC. Any offer will be made, if at all, only by means of a prospectus supplement and accompanying base prospectus forming a part of the effective registration statement. Before investing, you should read the prospectus supplement and the accompanying base prospectus, and other documents that the Company has filed or will file with the SEC, for information about the Company and this offering.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sales of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Response Genetics, Inc.

Response Genetics, Inc. is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California.

Forward-Looking Statements Notice

This press release contains certain “forward-looking statements” related to the businesses of Response Genetics, Inc. which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans” or similar expressions, including expectations regarding completion of and anticipated proceeds from the proposed public offering, and the planned use of such proceeds. Such forward-looking statements involve known and unknown risks and uncertainties, including, but not limited to, whether or not the Company will consummate the offering, the anticipated use of the proceeds of the offering, which could change as a result of market conditions or for other reasons, and the impact of general economic, industry or political conditions in the United States or internationally. Certain of these risks and uncertainties are or will be described in greater detail in our public filings with the SEC. The Company is not under obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.